EXHIBIT 99.1

News Release

Press Department:

Diana Phillips
Matthew Weigman
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S HOLDINGS, INC. ANNOUNCES 2005 FOURTH
QUARTER AND FULL YEAR RESULTS

• Highest Fourth Quarter and Full Year Revenues in Company History

• Fourth Quarter Income from Continuing Operations Increases 43% to $51.7 million

• Full Year Income from Continuing Operations of $63.2 million is Highest in Fifteen Years

March 7, 2006, New York -- Sotheby’s Holdings, Inc. (NYSE: BID), the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities, today announced results for the fourth quarter and full year ended December 31, 2005.

For the quarter ended December 31, 2005, the Company reported fourth quarter auction and related revenues of $200.6 million, its highest fourth quarter total ever, and a $25.1 million, or 14%, increase over the prior fourth quarter, primarily due to higher auction commission revenues and private sale commissions. The Company’s income from continuing operations for the fourth quarter of 2005 was $51.7 million or $0.90 per diluted share compared to $36.1 million or $0.57 per diluted share for the prior period, a 43% or $15.6 million improvement. This growth is largely due to the improvement in auction commission revenues, partially offset by higher direct costs of services from additional single-owner sales and increased incentive bonus costs due to improved Company performance.

In 2005, Sotheby’s achieved its highest yearly total ever for revenues with $513.5 million. Auction and related revenues for the full year 2005 totaled $502.0 million, an increase of $58.9 million, or 13%, from the prior year largely due to a significant improvement in auction commission margins, attributable to the increase in buyer’s premium rates in January 2005 and a favorable change in sales mix over the period. In 2004, a greater proportion of auction sales came from high-end works of art for which commission margins are traditionally lower due to the level of competition for such objects. Accordingly, auction commission margins increased from 16.4% in 2004 to 18.7% in 2005, a 14% improvement. Income from continuing operations for the full year 2005 was $63.2 million, a $0.8 million increase from the prior year. Excluding the one-time license fee revenue received from Cendant in the first quarter of 2004 and associated expense, the Company’s income from continuing operations for the full year 2005 improved by $29.1 million*, or 85%, to $63.2* million and EBITDA improved by $34.3 million*, or 31%, to $143.8* million, a remarkable achievement considering the milestone events of 2004 which included the historic private sale of the Forbes Collection of Fabergé and $213.1 million in Auction Sales (aggregate hammer price of property sold at auction, including buyer’s premium) from the Whitney Greentree Collection.

“2005 was our best year in fifteen years and was without question, one of Sotheby’s best years ever,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s Holdings, Inc. “2006 is off to an excellent start and our 2005 results significantly exceeded our successful 2004 performance, excluding the one-time licensing fee revenue of $45 million we received from Cendant in 2004*. They represent a dramatic improvement in profitability with a return on equity of 35.2% in 2005. And, very importantly, we see the momentum continuing into 2006. We are delighted to deliver such strong results for our shareholders.”

Mr. Ruprecht continued, “Sotheby’s ability to attract extraordinary paintings and objects for sale last year, coupled with a strong art market, resulted in broad-based strength across a number of categories and geographic locations. Additionally, Sotheby’s had the two top achievements of the auction world in 2006: the year’s highest price at auction with the sale in London of Canaletto’s Venice, the Grand Canal ($32.5 million) and the world auction record price for Contemporary Art with the sale in New York of David Smith’s Cubi XXVIII ($23.8 million).

“Many other areas were particularly noteworthy in 2005. Auction results in the emerging markets of China and Russia saw worldwide sales up dramatically in those categories (by 74% and 166% respectively) and single owner sales were also extremely successful, among them Easton Neston in England, which brought $16 million, the Hanover Collection in Germany which brought $50.0 million and the Safra Collection which brought $48.9 million. Also, Sotheby’s announced the launch of an exciting retail jewelry joint venture with the Steinmetz Diamond Group which brings together Steinmetz’s access to the world’s finest diamonds and their celebrated talents of cutting and polishing stones with Sotheby’s expertise, world-renowned brand and international client base. Further extending the Sotheby’s brand was the significant sales of real estate under the Sotheby’s International Realty name by Cendant in 2005. This strategic alliance was formed in 2004 and Cendant has since been investing heavily, resulting in increased brand awareness to a growing pool of high net worth families and license fee revenues of $1.4 million to Sotheby’s in its first full year of the venture.”

Mr. Ruprecht added: “2006 has begun with great promise. Our best Impressionist and Modern and Contemporary sales ever in London and the best Old Master Paintings Sale ever in New York contributed to a significant increase in sales for the year thus far. And looking ahead, we are fortunate to have a number of exciting future consignments, among which will be one of the major highpoints of the spring. Picasso’s Dora Maar au Chat, one of the most important portraits of his mistress, has not been seen on the market for forty years and is estimated to bring in excess of $50 million**.”

Year to Date 2006 Sales

Worldwide sales to date have been exceptional, highlighted by the Impressionist and Contemporary sales in London and Old Master Paintings sales in New York. The London Impressionist and Modern Art sales led the market last month with a total of $155.9 million, up 50% from the prior year, with the evening sale recording its highest total ever for an Impressionist sale at Sotheby’s London. The top lot of the sale was the rare Tahitian work Deux Femmes by Paul Gauguin which sold for $21.6 million. Also of great interest was a group of eight paintings by Edvard Munch from the Olsen Collection which brought a combined $29.6 million and established a new record for the artist at auction.

The London Contemporary sales the same week also brought extraordinary results with the evening sale attaining the highest total ever for a London Contemporary sale at Sotheby’s. The sales brought an impressive $71.0 million, up 69% from the prior year and well above the high estimate of $56.2 million**. British artists triumphed, with Lucien Freud, Francis Bacon and Sir Anthony Caro, among others realizing outstanding prices. Lucien Freud’s portrait of Bruce Bernard (Seated) was the top lot of the sale with $6.2 million.

In New York in January, the Old Masters Paintings sales totaled $74.8 million, the highest total ever for a series of Old Master Paintings sales in New York. Strong prices were garnered for works by Rembrandt, Jan van Huysum, Donatello, Willem van de Velde, Francisco Goya, William Blake, Pieter Brueghel the Younger and Bernardo Bellotto, among others. Highlights were a Dutch still-life by Jan van Huysum, Flowers in a Terracotta Pot, which sold for $7.3 million, and Rembrandt’s Portrait of an Elderly Woman in a White Bonnet which brought $4.3 million.

Also in New York, last month, Sotheby’s sold the world’s most expensive photograph at auction, Edward Steichen’s The Pond-Moonlight, which sold for $2.9 million in the sale of Photographs from the Metropolitan Museum of Art. The sale established a record for a Photographs auction in New York, totaling $15.0 million.

Upcoming Sales

Among the many highlights of our spring season will be one of Pablo Picasso’s most important portraits of his mistress and source of inspiration for almost a decade, Dora Maar. The painting, Dora Maar au Chat is estimated to realize in excess of $50 million**.

Sotheby’s May 10th sale of Contemporary Art in New York will feature a classic work by Willem de Kooning, Untitled XVI from 1975. For some time, de Kooning focused on sculpture and drawing, but in 1975 he ended this long period of abstinence from painting and produced twenty large-scale canvases of explosive, vibrant color executed in lush, sensuous paint strokes, all in the space of six months. This particular canvas, Untitled XVI, is estimated to sell for $6.5/8.5 million**.

On March 31st, Sotheby’s new Chinese Contemporary Art department in New York will hold its inaugural sale of Contemporary Asian Art which includes more than 200 works in media ranging from paintings and sculpture to photographs, video and installation from Chinese, Japanese and South Korean artists. The sale is estimated to bring $6/$8 million** and highlights works by Xu Bing, Zhang Huan, Ai Weiwei, Zhang Hongtu, among many others.

On April 7th, Sotheby’s is opening its spring session of Hong Kong sales with an exciting single owner sale of important Chinese Paintings from the “Yun Hai Ge” Collection of Robert Chang, the legendary dealer and collector. The sale of 58 modern Chinese paintings, including 30 works by the renowned Qi Baishi, is expected to bring $9 million** in total. This spring’s series of sales is to be held at the Hong Kong Convention and Exhibition Center to offer a more spacious and enjoyable environment for our clients to appreciate the artworks on display.

On April 26th in New York, Sotheby’s will be holding a combined Russian Paintings and Works of Art sale, featuring works by Boris Kustodiev, Robert Falk, Konstantin Egorovich Makovsky and Aleksei Bogolyubov, which is expected to achieve in excess of $30 million**. The sale will also include a selection of works donated by Contemporary Russian artists that will be sold to benefit The Stella Art Foundation, which seeks to raise global awareness concerning children who are HIV-positive or living with AIDS in Russia.

This season, Sotheby’s once again holds an exhibition and private sale of monumental sculptures, exhibited at the Isleworth Golf and Country Club, located in Windermere, Florida. The exhibition includes 28 works of art, estimated to realize $35 million**. Works by skilled artists Aristide Maillol, Alexander Calder, Joan Miró, Fernando Botero, Henry Moore, Keith Haring and many others are featured. The exhibition runs through April 2006.

* Non-GAAP financial measure. See Appendix B.

** Estimates do not include buyer’s premium.

About Sotheby’s Holdings, Inc.

Sotheby’s Holdings, Inc. is the parent company of Sotheby’s worldwide auction businesses, art-related financing and private sales activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call, highlights of 2005 and most recent investor presentation are also available at http://www.shareholder.com/bid/releasesE.cfm.

Sotheby’s Holdings, Inc.’s earnings conference call will take place on Wednesday, March 8, 2006, at 9:00 AM EST. Domestic callers should dial: 800-240-5318 and international callers should dial: 303-262-2137. The call reservation number is 11026173. The conference replay will be available for two weeks after the call at 800-405-2236 or 303-590-3000. Enter passcode 11026173#.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 27900 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on March 8th. The web cast will be available for replay for two weeks after the call.

SOTHEBY’S HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED Three Months Ended		UNAUDITED Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Revenues:
Auction and related revenues	$200,604	$175,505	$502,030	$443,130
License fee revenues	395	745	1,404	45,745
Other revenues	3,827	2,017	10,074	7,845

Total revenues	204,826	178,267	513,508	496,720

Expenses:
Direct costs of services	28,375	22,829	65,772	55,526
Salaries and related costs	57,316	51,962	187,608	177,583
General and administrative expenses	29,644	33,597	114,859	112,688
Depreciation and amortization expense	5,395	6,302	22,075	23,830
Retention costs	—	—	—	285
Net restructuring charges	—	—	—	146

Total expenses	120,730	114,690	390,314	370,058

Operating income	84,096	63,577	123,194	126,662

Interest income	1,188	1,626	5,679	3,281
Interest expense	(8,923)	(8,252)	(33,421)	(33,551)
Credit facility termination costs	(131)	—	(3,069)	—
Other (expense) income	(1,377)	(79)	(1,470)	261

Income from continuing operations before taxes	74,853	56,872	90,913	96,653
Equity in earnings of investees, net of taxes	219	298	829	740
Income tax expense (benefit)	23,421	21,082	28,573	35,000

Income from continuing operations	51,651	36,088	63,169	62,393

Discontinued operations:
(Loss) income from discontinued operations before taxes	(316)	251	(783)	38,802
Income tax (benefit) expense	(102)	181	(346)	14,516

Income (loss) from discontinued operations	(214)	70	(437)	24,286

Cumulative effect of a change in accounting principle, net of taxes	(1,130)	—	(1,130)	—

Net income	$50,307	$36,158	$61,602	$86,679

Basic earnings per share:
Earnings from continuing operations	$0.92	$0.58	$1.04	$1.01
(Loss) earnings from discontinued operations	0.00	0.00	(0.01)	0.39
Cumulative effect of a change in accounting principle, net of taxes	(0.02)	0.00	(0.02)	0.00

Basic earnings per share	$0.90	$0.58	$1.01	$1.40

Diluted earnings per share:
Earnings from continuing operations	$0.90	$0.57	$1.02	$1.00
(Loss) earnings from discontinued operations	0.00	0.00	(0.01)	0.39
Cumulative effect of a change in accounting principle, net of taxes	(0.02)	0.00	(0.02)	0.00

Diluted earnings per share:	$0.88	$0.57	$1.00	$1.39

APPENDIX B

SOTHEBY’S HOLDINGS, INC.
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to “adjusted” non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company’s results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollar except per share data)

	Twelve Months Ended
	December 31,		$ Increase / Decrease	% Increase / Decrease

	2005	2004

GAAP Income from Continuing Operations	$63,169	$62,393	$776	1.2%

Adjustments, net of tax effects:
One-time license fee revenue	—	(29,734)	$29,734	-100.0%
One-time license fee expense	—	1,424	($1,424)	-100.0%

Adjusted Income from Continuing Operations	$63,169	$34,083	$29,086	85.3%

GAAP Income from Continuing Operations	$63,169	$62,393	$776	1.2%

Adjustments, net of tax effects:
One-time license fee revenue	—	(29,734)	$29,734	-100.0%
One-time license fee expense	—	1,424	($1,424)	-100.0%
One-time credit facility termination costs	2,104	—	$2,104	n/a

Adjusted Income from Continuing Operations	$65,273	$34,083	$31,190	91.5%

GAAP Operating Income from Continuing Operations	$123,194	$126,662	($3,468)	-2.7%

Adjustments:
Other (expense) income	(1,470)	261	($1,731)	-663.2%
Depreciation and amortization	22,075	23,830	($1,755)	-7.4%
License fee revenue	—	(45,745)	45,745	-100.0%
License fee expenses	—	2,161	(2,161)	-100.0%
Retention costs	—	285	(285)	-100.0%
Net restructuring charges	—	146	(146)	-100.0%
Special charges	—	1,928	(1,928)	-100.0%

Adjusted EBITDA from Continuing Operations	$143,799	$109,528	34,271	31.3%

GAAP Diluted EPS from Continuing Operations	$1.02	$1.00	$0.02	2.0%

Adjustments, net of tax effects:
One-time license fee revenue	—	(0.47)	$0.47	-100.0%
One-time license fee expense	—	0.02	($0.02)	-100.0%

Adjusted Diluted EPS from Continuing Operations	$1.02	$0.55	$0.47	85.5%